SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 of 15(d) of
                       The Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) July 9, 2003


                         VECTREN UTILITY HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


           Indiana                  1-16739                35-2104850
           -------                  -------                ----------
  (State of Incorporation)   (Commission File Number)   (I.R.S. Employer
                                                         Identification No.)


    20 N.W. Fourth Street, Evansville, Indiana                 47708
    ------------------------------------------                 -----
     (Address of principal executive offices)                (Zip Code)



        Registrant's telephone number, including area code (812) 491-4000


                                       N/A
             (Former name or address, if changed since last report.)



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Item 5.  Other Events and Regulation FD Disclosure

On July 9, 2003, Vectren Corporation (the Company) issued a press release to adjust 2003 earnings guidance and to address recent announcements related to the production of synthetic fuel. Vectren Corporation is the parent company of Vectren Utility Holdings, Inc.

The following excerpts from that press release should be considered filed with Securities and Exchange Commission.

"Vectren commented on its investment in synthetic fuel operations in light of recent announcements related to activity in the industry. As background, Vectren's Coal Mining operations is comprised of Vectren Fuels (Fuels), which includes its coal mines and related operations and Vectren Synfuels, Inc. (Synfuels). Synfuels holds one limited partnership unit (an 8.3% interest) in Pace Carbon Synfuels Investors, LP (Pace Carbon), a Delaware limited partnership formed to develop, own and operate four projects to produce and sell coal-based synthetic fuel utilizing Covol technology. Under Section 29 of the Internal Revenue Code, manufacturers receive a tax credit for every ton of synthetic fuel sold. To qualify for the credits, the synthetic fuel must meet three primary conditions: 1) there must be a significant chemical change in the coal feedstock, 2) the product must be sold to an unrelated person, and 3) the production facility must have been placed in service before July 1, 1998.

In past rulings, the Internal Revenue Service (IRS) has concluded that the synthetic fuel produced at the Pace Carbon facilities should qualify for Section 29 tax credits. The IRS issued a private letter ruling with respect to the four projects on November 11, 1997, and subsequently issued an updated private letter ruling on September 23, 2002. During June 2001, the IRS began a tax audit of Pace Carbon for the 1998 tax year and later expanded the audit to include tax years 1999 and 2000. The IRS has requested numerous extensions to the statute of limitations for the years under audit, but has not advised Pace Carbon of any intention to disallow credits.

As a partner in Pace Carbon, Vectren has reflected total tax credits under
Section 29 in its consolidated results through March 31, 2003 of approximately $25 million. Vectren has been in a position to fully utilize the credits generated and continues to project full utilization. In addition, Fuels receives synfuel related fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production.

On June 27, 2003, the IRS announced that it has reason to question the scientific validity of certain test procedures and results that have been presented to it by certain taxpayers with an interest in synfuel operations. Accordingly, the IRS has suspended the issuance of private letter rulings concerning whether a significant chemical change has occurred. In addition, the IRS indicated that it may revoke existing private letter rulings that relied on the procedures and results under review if it determines that those test procedures and results do not demonstrate that a significant chemical change has occurred.

Vectren does not know the specific nature of the synfuel production procedures and results that are being reviewed by the IRS. At this time, Vectren cannot predict the outcome of the IRS's review, when the review will be completed or the ultimate impact, if any, of the review relative to Vectren's investments in Pace Carbon. Vectren believes that it is justified in its reliance on the private letter rulings for the Pace Carbon facilities, that the test results that Pace Carbon presented to the IRS in connection with its private letter rulings are scientifically valid, and that Pace Carbon has operated its facilities in compliance with its private letter rulings and Section 29 of the Internal Revenue Code."

The full press release is included herein at exhibit 99-1.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying important factors that could cause actual results of the Company and its subsidiaries, including Vectren Utility Holdings, Inc., Indiana Gas Company, Inc. and Southern Indiana Gas and Electric Company, to differ materially from those projected in forward-looking statements of the Company and its subsidiaries made by, or on behalf of, the Company and its subsidiaries.

Item 7. Exhibits

99-1 Press Release - Vectren Corporation adjusts 2003 earnings guidance and addresses recent announcements related to the production of synthetic fuel


99-2 Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the
     Private Securities Litigation Reform Act of 1995


Item 9. Regulation FD Disclosure and Item 12. Results of Operations and Financial Condition

The following information is furnished to the Securities and Exchange Commission under Item 12.

On July 9, 2003, Vectren Corporation issued a press release to adjust 2003 earnings guidance and to address recent announcements related to the production of synthetic fuel. Vectren Corporation is the parent company of Vectren Utility Holdings, Inc.

  The press release is included herein as exhibit 99.1.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         VECTREN UTILITY HOLDINGS, INC.
July 9, 2003


                                       By:  /s/ M. Susan Hardwick
                                       ----------------------------------------
                                       M. Susan Hardwick
                                       Vice President and Controller